Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

BANC OF CALIFORNIA, INC.

1.	Overview of the Code of Business Conduct and Ethics (the or this “Code”)

1.1	Purpose of the Code

This Code is intended to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. The Code is also intended to avoid conflicts of interest, or the appearance of conflicts, by requiring appropriate disclosure to supervisors of any material transaction or relationship that reasonably could be expected to give rise to a conflict. The Code is also intended to promote full, fair, accurate, timely and understandable disclosure in documents Banc of California, Inc. (the “Corporation”) files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in all other public communications made by the Corporation. The Code is also intended to promote compliance with applicable governmental laws, rules and regulations; prompt internal reporting to designated persons of violations of the Code; and accountability for adherence to the Code.

1.2	Application of the Code

The Code applies to all Corporation directors, officers and employees, including directors, officers and employees of the Corporation’s subsidiaries and affiliates. References in the Code to the “Corporation” include the Corporation’s subsidiaries and affiliates unless the context indicates otherwise. The Code applies to all employee decisions and activities within the scope of employment, or when representing the Corporation in any capacity. A copy of the Code will be included in the orientation package provided to new employees. Following review of the Code, new employees will be asked to sign a written confirmation that they have reviewed the Code in its entirety, and agree to adhere to its provisions. Existing employees will be asked to review the Code annually. All Corporation directors will be required to execute a binding agreement on behalf of themselves and their respective affiliates to adhere to all provisions of this Code at the time of, and as a condition to, their initial nomination and annually thereafter. All Corporation employees, officers and directors should be familiar with the requirements of the Code, and should encourage employees to apply the Code to their daily activities and decisions, and to seek guidance from the appropriate individuals when additional information or explanation is needed.

Copies of the Code may be obtained from several sources, including the Employee Handbook, the Corporation’s intranet, and the Human Resources Department.

1.3	Reporting Violations of the Code

Any known or suspected violation of the Code, including actions or failures to act, must be promptly reported to your supervisor or the General Counsel. This includes violations or possible violations involving you, another employee (including officers) or a director. Any

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violation of law, rule or regulation applicable to the Corporation and/or corporate policy, including, without limitation, the Corporation’s Insider Trading Policy, is also a violation of this Code. Violations of the Code may result in disciplinary action, up to and including immediate termination of employment.

Concerns regarding questionable accounting, internal accounting controls or auditing matters may be directed to the Chairman of the Audit Committee at (855) 554-2053 by leaving a confidential message.

All concerns or complaints will be promptly investigated and appropriate action taken. The General Counsel will document the results of the investigation in a report to the Board of Directors in order to ensure a fair process is utilized in determining whether a violation of the Code has occurred. No person expressing concerns or complaints will be subject to any disciplinary or other adverse action by the Corporation absent a knowingly false report. All concerns or complaints may be made anonymously and will remain confidential, except as otherwise required by law or legal process. Please provide sufficient information to allow us to properly investigate your concerns. The Corporation will retain a record of all concerns and complaints, and the results of its investigations, for five years.

1.4	Obtaining Guidance

If you need additional explanation regarding a particular provision of the Code, or if you need guidance in a specific situation, including whether a conflict or potential conflict of interest may exist, please contact your immediate supervisor. If you are uncomfortable speaking to your immediate supervisor, or if you require additional guidance after having consulted with your supervisor, you are encouraged to contact the General Counsel. Directors in need of guidance also may contact the Senior Vice President of Human Resources, as well as the Corporation’s General Counsel.

2.	Principles and Standards of Conduct

2.1	Introduction

One of the most valued assets of the Corporation is its reputation for integrity as determined by the personal conduct of its directors, officers and employees, and how that conduct may be perceived by the public. The ethical management of both personal and business affairs is most important to all directors, officers and employees in order to avoid situations that might lead to a conflict, or even suspicion of a conflict, between personal interest and responsibility to the Corporation. Your position should never be used directly or indirectly for private gain, for advancement of personal interests or to obtain favors or benefits for oneself, customers, or suppliers.

The following is a statement of policy regarding standards of conduct expected from directors, officers and employees of the Corporation. This statement supplements the standards of conduct provided in the Employee Handbook, including the policies on ethics, confidentiality, and conflicts of interest.

2.2	Conflicts of Interest

A “conflict of interest” occurs when an individual’s private interest interferes in any way – or even appears to interfere – with the interests of the Corporation as a whole. A conflict situation can arise when an employee, officer or director takes action or has interests that may make it difficult to perform his or her work for the Corporation objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Corporation.

It is the Corporation’s policy that directors, officers and employees may not engage in conduct which will conflict with the interests of the Corporation. It is important to avoid even the appearance of a conflict of interest, since the appearance of a conflict of interest can be as damaging as an actual conflict, whether to the reputation of the Corporation or the individual.

No statement of policy can address all situations which may present a conflict of interest for directors, officers or employees. The Corporation must rely on the character, integrity and judgment of its directors, officers and employees to avoid those situations which may create a conflict of interest, or the appearance of a conflict. In situations not specifically addressed in this Code, or in instances where you need additional guidance or explanation regarding a particular situation, you are encouraged to seek guidance as provided in Section 1.4 of this Code.

2.3	Confidential and Insider Information

Confidentiality is a fundamental principle of the financial services business. In the course of performing your duties, you may acquire confidential information. Confidential information includes all non-public information that might be of use to competitors or harmful to the Corporation or its customers, if disclosed. Confidential information, in any form, obtained through business or personal contacts with customers, prospective customers, suppliers, or other employees shall be used solely for the Corporation’s purposes. Information reflecting favorably or adversely upon the current or future value of any business enterprise should not be used in any manner for personal gain or for advantage to a third party. This information must not be revealed to unauthorized persons or discussed with others within the Corporation unless their duties require this information. In addition, the use of confidential information about one customer to further the private interests of another customer is unethical and possibly illegal.

Some specific examples of confidential information include:

•	Information regarding the Corporation’s and its subsidiaries’ strategic plans, regulatory initiatives and certain community plans and programs;

•	The identity of customers and potential customers and their personal, business and financial information;

•	Non-public business and financial information of the Corporation;

•	Personal information regarding any employee of the Corporation;

•	Personal or non-public business information regarding any supplier, vendor or agent of the Corporation;

•	Information related to, including the identity of, potential candidates for mergers and acquisitions;

•	Information regarding the Corporation’s sales strategies, plans or proposals;

•	Information related to computer software programs, whether proprietary or standard;

•	Information related to documentation systems, information databases, customized hardware or other information systems and technological developments;

•	Manuals, processes, policies, procedures, compositions, opinion letters, ideas, innovations, inventions, formulas and other proprietary information belonging to the Corporation or related to the Corporation’s activities;

•	Security information, including without limitation, policies and procedures, passwords, personal identification numbers (PINs) and electronic access keys;

•	Communications by, to and from regulatory agencies; and

•	Certain communications with or from attorneys for the Corporation, whether internal or external.

This caution on confidential information does not preclude releasing certain customer information when authorized by the customer or to the government when appropriate. Guidance from the Senior Vice President of Human Resources should be sought in all such cases. Disclosure of confidential information to attorneys, accountants and other professionals working on behalf of the Corporation, as well as regulatory examiners, may also be appropriate.

2.4	Material Inside Information

Generally, material inside information is defined as any information that is confidential in nature, and that a reasonable investor would likely consider important in deciding whether to buy, sell, or hold the Corporation’s securities. Trading in the Corporation’s securities while being aware of material inside information or disclosing such information to others who in turn may trade on the basis of that information could result in substantial civil and criminal penalties for all persons involved. For this reason, the conduct of both employees and directors, as well as their affiliates, is properly the subject of insider trading restrictions. The Corporation has a separate Insider Trading Policy applicable to all directors, officers and employees and their affiliates. The following types of information, if not generally known or publicly disclosed, should be considered material inside information and treated according to the provisions of this Code and the Corporation’s Insider Trading Policy:

•	Proposals or plans for mergers and acquisitions;

•	Earnings estimates or results, whether for the month, quarter or year;

•	Changes in dividends;

•	New product innovation, development or implementation;

•	Major litigation, adverse regulatory proceeding or material threat of either event;

•	Significant operational issues, including changes in non-performing assets;

•	Significant expansion of operations, whether geographic or otherwise, or the curtailment of current or future planned operations; and

•	Any other information which, if known, would likely influence the decisions of investors.

2.5	Personal Investments and Financial Affairs

Directors, officers and employees of the Corporation, like any other individuals, may make personal investments in corporate stock, real estate, etc. Such investments, however, shall not be made as a result of confidential information that is also material inside information obtained through your position with the Corporation. Particular care should be taken with original or new stock issues. Confidential information about the Corporation and its customers and suppliers acquired by directors, officers and employees in the course of their duties is to be used solely for the Corporation’s purpose and not as a basis for personal investment by directors, officers and employees or their immediate families. In making personal investments, all directors, officers and employees should be guided by a keen awareness of potential conflict. In addition, personal investments should not influence a director’s, officer’s or employee’s judgment or action in the conduct of the Corporation’s business. Directors should also seek to avoid any compensation or financial arrangements with any person or entity that could reasonably be expected to impact their ability to independently make decisions in the interest of all of the Corporation’s stockholders, or which might otherwise influence their decisions as directors. Any arrangement that could pose these issues must be promptly disclosed in full to the Board of Directors.

It is expected that all directors, officers and employees will conduct their personal financial affairs in a manner that will not reflect adversely upon the Corporation or on their personal standing in the community.

2.6	Gifts and Fees

It is illegal for anyone to offer or promise anything of value to an employee, officer, director or agent of a financial institution with the intent to influence or reward the person in connection with any business or transaction of the financial institution. It is also illegal for an employee, officer, director or agent of a financial institution to solicit or accept anything of value from any person intending to be influenced or rewarded in connection with any business or transaction of the financial institution.

No employee or director of the Corporation shall accept anything of value from a customer of the Corporation or a vendor to the Corporation other than the following:

•	Gifts based on a family relationship or gifts of a reasonable value based on a personal relationship where that relationship is the obvious motivating factor for the gift;

•	Advertising or promotional material with a value of less than $100;

•	Gifts with a value of less than $100 related to commonly recognized events such as a promotion, religious holiday, wedding or retirement;

•	Acceptance of customary hospitality (business luncheons, dinners, golf outings, ball games, etc.) where it is directly related to Corporation activities and provided that the expense would be paid for by the Corporation if not paid for by another party. Any entertainment beyond that scope or of a frequent nature (more than twice a year by the same party) must be pre-authorized by the Senior Vice President of Human Resources;

•	Discounts or rebates on merchandise or services that do not exceed those available to other customers of the merchant; or

•	Awards for recognition of service or accomplishment from civic, charitable, educational or religious organizations.

If an employee, officer or director receives or anticipates receiving a benefit from a Corporation customer or vendor and is unsure whether acceptance of the gift is in compliance with this policy, a written disclosure should be made to the Senior Vice President of Human Resources. The Board of Directors may approve the acceptance of the benefit if the acceptance is otherwise consistent with this policy.

Directors, officers and employees and members of their immediate families should never borrow personally from customers or suppliers unless these entities are engaged directly in the lending business, and then only under normal conditions with respect to interest rates, terms, security, and repayment programs that are available to any borrower.

2.7	Outside Activities

Outside activities that might constitute a conflict of interest or interfere with performance, or compromise a director’s, officer’s or employee’s position, are to be avoided. Employee activities such as full-time outside employment; the rendering of investment, legal or accounting services; membership on corporate boards of directors; seeking of an elective political position; or appointment to government bodies should be reviewed and approved the by Senior Vice President of Human Resources prior to such undertakings. As in the past, we continue to encourage active participation on the part of directors, officers and employees in service clubs and organizations fostering the betterment of the community, and the active use of various social memberships in maintaining a proper image of our organization within the community.

2.8	Corporate Opportunities

Directors, officers and employees owe a duty to the Corporation to advance its legitimate interests when the opportunity to do so arises. Accordingly, directors, officers and employees must avoid conflicts involving business opportunities which may arise as a result of their service or employment with the Corporation. The following are brief guidelines regarding improper business opportunities or relationships which are prohibited and which must be reported if known or suspected. These guidelines are not intended to be the only business situations that may involve a conflict of interest.

1.	Taking for yourself personally an opportunity that is discovered through the use of corporate property, information or position or otherwise personally accepting a business opportunity that belongs to the Corporation.

2.	Using corporate property, information or position for personal gain.

3.	Engaging in a business opportunity that competes with the Corporation, whether directly or indirectly.

2.9	Compliance with Laws, Rules and Regulations

All directors, officers and employees of the Corporation are required to comply with the requirements of this Code, all policies of the Corporation and applicable laws, rules and regulations, including, without limitation, the insider trading laws. Directors, officers and employees must also comply with the procedures implementing and effectuating the Corporation’s policies. Failure to comply with the Corporation’s policies and procedures may result in disciplinary action, up to and including immediate termination of employment.

2.10	Fair Dealing

Each director, officer and employee should endeavor to deal fairly with the Corporation’s customers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

2.11	Use of Corporate Assets

All directors, officers and employees should protect the Corporation’s assets to ensure their efficient use and protect against theft, carelessness and waste. The Corporation understands that from time to time, a director, officer or employee may use Corporation assets, such as photocopiers, computers, secretarial time, Corporation time, telephone and facilities, etc., for personal use which is only incidental or represents minor uses of Corporation property. Although the Corporation does not encourage the use of Corporation property for personal reasons or benefit, the Corporation understands and acknowledges that minor or incidental use by a director, officer or employee may unavoidably occur. This Code discourages minor or incidental use of Corporation assets for personal purposes. Excessive use of Corporation assets for personal purposes may result in disciplinary action.

2.12	Accounting Practices

All directors, officers and employees are expected to observe and comply with generally accepted accounting principles, the system of internal controls and disclosure controls and procedures established by the Corporation requiring that corporate books and records accurately and fairly reflect in reasonable detail the financial condition and results of operations of the Corporation. Corporation policies are intended to promote full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to the SEC and in the Corporation’s public statements. In furtherance of these requirements, employees must practice the following:

•	No false, misleading or artificial entries shall be made on corporate books, records and reports for any reason.

•	No undisclosed or unrecorded corporate funds or assets shall be established for any purpose.

•	No payments from corporate funds or other assets shall be approved or be made with the intention or understanding that any part of such payment will be used for any purpose other than that described by the documents supporting the payment. All payments must be supported with appropriately approved purchase orders, invoices or receipts, expense reports or other customary documents, all in accordance with established policy.

3.	Administration and Waivers

3.1	Administration

This Code will be administered and monitored by the Corporation’s Senior Vice President of Human Resources. General questions and requests for additional information on this Code should be directed to the Senior Vice President of Human Resources, who may be contacted at (949) 236-5310.

3.2	Waivers

Any requests for waivers of the Code for employees who are not executive officers should be directed through to your supervisor or the Human Resources Department. Requests for waivers for directors and executive officers should be directed to the Board of Directors through the Corporate Secretary. A majority vote of the Board of Directors is required to waive the applicability of the Code for a director or executive officer. Any waiver granted to directors or executive officers, including the principal accounting officer, and the reasons for granting the waiver, and any change in the Code applicable to directors and executive officers, including the principal accounting officer, must be promptly (within four business days) disclosed to the public as required by law, SEC rule or regulation or other rule or regulation, or the New York Stock Exchange Listed Company Manual.

ACKNOWLEDGMENT OF CODE OF BUSINESS CONDUCT AND ETHICS

ALL BANC OF CALIFORNIA, INC. DIRECTORS AND EMPLOYEES MUST READ THIS CODE OF BUSINESS CONDUCT AND ETHICS AND FILL OUT AND RETURN THIS PORTION TO THE HUMAN RESOURCES DEPARTMENT WITHIN ONE WEEK OF RECEIPT.

I have received a copy of Banc of California, Inc.’s Code of Business Conduct and Ethics. I have carefully read and understand its contents and agree to follow the rules stated therein.

Director/Employee Signature	Date

Name